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                                                                    EXHIBIT 99.5

                                [BSB LETTERHEAD]


                           BSB BANCORP, INC. ADOPTS A
                           NEW SHAREHOLDER RIGHTS PLAN

       Binghamton, New York (Business Wire) -- May 24, 1999 -- BSB Bancorp, Inc. (Nasdaq: "BSBN"), the bank holding company of BSB Bank & Trust Company, announced today that it has adopted a new shareholder rights plan. BSB Bancorp's current shareholder rights plan, which was adopted in 1989, expires on June 1, 1999.

       Alex S. DePersis, the President and Chief Executive Officer of BSB Bancorp, said: "For nearly a decade now, we have had a rights plan. The Rights are designed to serve the best interests of our shareholders and to assure that all of them receive fair and equal treatment. The Rights are also designed to encourage any potential acquirer to negotiate directly with our Board of Directors prior to attempting a takeover, thus allowing our Board to negotiate a fair price for all of our shareholders." Mr. DePersis also said that the Rights are not being authorized in response to any specific effort or threat to acquire the company.

       The Board declared a dividend distribution of one Right on each outstanding share of common stock. Each Right will entitle shareholders to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock of BSB Bancorp at an exercise price of $90. The Rights are exercisable if a person or group acquires 20% or more of BSB Bancorp's common stock or announces a tender offer for 20% or more of the common stock. The Board of Directors will be entitled to redeem the Rights within ten days after any person or group acquires 20% or more of the outstanding common stock. If a person hereafter acquires 20% or more of the outstanding common stock, then each Right will entitle the holder to purchase, at the Right's exercise price, a number of shares of common stock having a market value at that time of twice the Right's exercise price. If BSB Bancorp is acquired in a merger or other business combination transaction after a person or group acquires 20% or more of the common stock, then each Right will entitle the holder to purchase, at the Right's then-current exercise price, an amount of the acquiring company's common shares having a market value at that time of twice the Right's exercise price. In either case, Rights held by the acquiring person will become void and will not be exercisable to purchase shares at the lower purchase price.

       The dividend distribution will be payable to shareholders of record on June 4, 1999, and the Rights will expire on June 4, 2009. The Rights distribution is not taxable to the Company's shareholders.
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       A leading New York-based financial institution, BSB Bancorp is the holding company for BSB Bank & Trust Company. BSB Bank & Trust Company has served the Binghamton community for 130 years, and offers full services business and retail banking. BSB Financial Services, BSB Bancorp's investment management subsidiary, offers a complete range of personalized investment services, including trust administration and investment services as well as securities brokerage, annuity and mutual fund sales, and other traditional investment/broker activities.